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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )

                      NEVADA MANHATTAN MINING INCORPORATED
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   641335 10 4
                                 (CUSIP Number)


 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Joe C. Rude III

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

               (a)
               (b)


3.      SEC USE ONLY


4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        USA


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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

        5.     SOLE VOTING POWER

               1,022,680

        6.     SHARED VOTING POWER

               358,158

        7.     SOLE DISPOSITIVE POWER

               1,022,680

        8.     SHARED DISPOSITIVE POWER

               358,158

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,380,838

10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.62%

12.     TYPE OF REPORTING PERSON

        IN

Item 1
(a)     Name of Issuer:

        Nevada Manhattan Mining Incorporated

(b)     Address of Issuer's Principal Executive Offices:

        5038 North Parkway Calabasas, Suite 100
        Calabasas, CA  91302



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Item 2.

(a)     Name of Person Filing:

        Joe C. Rude III

(b)     Address of Principal Business Office or, if none, Residence

        3065 River North Parkway, NW
        Atlanta, GA  30328

(c)     Citizenship

        US

(d)     Title of Class of Securities

        Common Stock

(e)     CUSIP Number

        641335 10 4

Item 3.        N/A

Item 4. Ownership

(a)     Amount Beneficially Owned

        1,380,838

(b)     Percent of Class

        8.62%

(c)     Number of shares as to which such person has:
        (i)    Sole power to vote or to direct the vote

               1,022,680

        (ii)   Shared power to vote or to direct the vote

               358,158

        (iii)  Sole power to dispose or to direct the disposition of

               1,022,680


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        (iv) Shared power to dispose or to direct the disposition of

               358,158

Item 5. Ownership of Five Percent or Less of a Class

        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        N/A

Item 8. Identification and Classification of Members of the Group

        N/A

Item 9. Notice of Dissolution of Group

        N/A

Item 10.  Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 12, 1998
                                =====================
                                      Date

                                /s/ Joe C. Rude, III
                                =====================
                                     Signature

                                Joe C. Rude III, Director
                                =====================
                                     Name/Title